                                                                    EXHIBIT 23.7


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Stockholders and Board of Directors of
The Gillette Company

We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheet of The Gillette Company and subsidiary companies as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus supplement.

/s/ KPMG LLP

Boston, Massachusetts
August 30, 2004